Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-38079, 333-49295, 333-49433, 333-60785, 333-61474, 333-62748, 333-65735, 333-65793, 333-72681, 333-80735, 333-86797, 333-85660 and 333-116034) and Form S-8 (Nos. 333-20329, 333-68520, 333-79623, 333-97045 and 333-122824) of Prentiss Properties Trust of our report dated October 4, 2005 relating to the Combined Statement of Revenues and Certain Expenses of Tyson’s International Properties and of our report dated October 14, 2005 relating to the Statement of Revenues and Certain Expenses of Concord Airport Plaza Properties, which appear in the Current Report on Form 8-K/A of Prentiss Properties Trust dated October 21, 2005.
/s/ PricewaterhouseCoopers
Dallas, Texas
October 21, 2005